Exhibit 99.1

Balchem Corporation Completes Acquisition of Chemogas

New Hampton, New York. May 28, 2019.  Balchem Corporation (NASDAQ:BCPC) today announced that it completed its acquisition of Chemogas, NV, a privately held specialty gases company, headquartered in Grimbergen, Belgium. The signing of a definitive agreement to acquire Chemogas, NV was previously announced on May 2, 2019.

With this acquisition, Balchem significantly expands its geographic presence in the packaged ethylene oxide market, enabling the company to offer worldwide service and support to its medical device sterilization customers. The Chemogas sites in Europe and Asia will form a global network of facilities when combined with Balchem’s sites in the United States, making Balchem the clear global leader in the critical supply of ethylene oxide to the medical device sterilization industry.

About Balchem Corporation

Balchem Corporation develops, manufactures and markets specialty ingredients that improve and enhance the health and well-being of life on the planet, providing state-of-the-art solutions and the finest quality products for a range of industries worldwide. The company reports four business segments: Human Nutrition & Health; Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications. For more information please visit www.balchem.com.

Forward-Looking Statement

This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2018. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:	Mary Ann Brush, Executive Assistant to CEO
Telephone: 845-326-5600
E-mail: mabrush@balchem.com